UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 8, 2015

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

1300 Morris Drive
Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of September 8, 2015, the Board of Directors of AmerisourceBergen Corporation (the “Registrant”) elected D. Mark Durcan, 54, to serve on the Registrant’s Board of Directors.

Mr. Durcan is Chief Executive Officer and a director of Micron Technology, Inc., a global leader in advanced semiconductor systems.  Mr. Durcan, a 30-year veteran of Micron, has served as Chief Executive Officer and a director since February 2012. Prior to that, he served as President beginning in June 2007 while continuing in his role as Chief Operating Officer, a position he assumed in February 2006.  He served as Chief Technology Officer from June 1997 to February 2006.  Before his appointment as Chief Technology Officer, he held various other positions with Micron and its subsidiaries.

Mr. Durcan currently serves as a director of Freescale Semiconductor, Ltd.  He also serves on the Semiconductor Industry Association Board and the Tech CEO Council.

Mr. Durcan previously served as a non-employee director of MWI Veterinary Supply, Inc. (“MWI”), which became a wholly-owned subsidiary of the Registrant on February 24, 2015 following the Registrant’s cash tender offer for all outstanding shares of MWI pursuant to the Agreement and Plan of Merger, dated as of January 11, 2015, among the Registrant, MWI, and Roscoe Acquisition Corp. (the “Merger Agreement”).

With respect to the disclosure required by Item 404(a) of Regulation S-K, Mr. Durcan participated in the Registrant’s cash tender offer for shares of MWI.  On February 23, 2015, Mr. Durcan tendered 675 shares of MWI in exchange for $190 per share, and 1,000 shares of restricted stock of MWI held by Mr. Durcan vested and were converted to $190 per share pursuant to the Merger Agreement. The aggregate purchase price paid to Mr. Durcan for the 1,675 shares of MWI was $318,250.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibit.

99.1       News Release, dated September 8, 2015, regarding the election of D. Mark Durcan as a director of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: September 8, 2015	By:	/s/ Tim G. Guttman
Name: Tim G. Guttman
Title: Executive Vice President and Chief Financial Officer